Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-4 of Anheuser-Busch Inbev SA/NV of our report dated March 14, 2016, relating to the consolidated financial statements of Ambev S.A. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2015. The financial statements of the Company are not separately presented in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F.

São Paulo, Brazil,

November 14, 2016

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU Auditores Independentes